Exhibit 10.1

VOTING AGREEMENT AND RESIGNATION

        THIS VOTING AGREEMENT AND RESIGNATION ("Voting Agreement") dated as of October 22, 2003, is among BNW Bancorp, Inc. ("NorthWest"), Pacific Financial Corporation ("Pacific"), and the undersigned, each of whom is a director of NorthWest.

RECITAL

        In order to induce Pacific to enter into an Agreement and Plan of Merger (the "Merger Agreement") between Pacific and NorthWest dated as of the date hereof, pursuant to which it is contemplated that NorthWest will merge with and into Pacific (the "Merger"), each of the undersigned individuals, for himself or herself, his or her heirs and legal representatives, hereby agrees as follows:

AGREEMENT

        1.     Voting and other matters. Each of the undersigned individuals shall vote all shares of NorthWest's common stock which he or she is entitled to vote in favor of approval of the Merger Agreement and the Merger, unless the Merger Agreement has been terminated before a meeting of NorthWest shareholders (the "Meeting") is held for purposes of voting on the Merger Agreement. In addition, each of the undersigned individuals will recommend to the shareholders of NorthWest that they approve the Merger Agreement, and refrain from any actions or omissions inconsistent with the foregoing, except as otherwise required by law, including, without limitation, a director's fiduciary duties to NorthWest and its shareholders.

        2.     No Transfer. Until the earlier of the consummation of the Merger or the termination of the Merger Agreement, the undersigned will not sell, permit a lien or other encumbrance to be created with respect to, or grant any proxy in respect of (except for proxies solicited by the board of directors of NorthWest in connection with the Meeting), shares of NorthWest common stock beneficially owned by him or her, unless all other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to Pacific embodying the benefits and rights contained in this Voting Agreement.

        3.     No Solicitation. Each of the undersigned individuals will not, unless the Merger Agreement is terminated, seek any other person or entity to submit a proposal for a tender offer, merger or similar transaction with NorthWest; or vote the shares owned or controlled by the undersigned in favor of, or solicit proxies or seek another person or entity to solicit proxies on behalf of, a proposal, in opposition to or in competition with the Merger Agreement.

        4.     Resignation. Each undersigned individual hereby tenders his or her resignation from the Board of Directors of NorthWest and Bank Northwest effective upon the completion of the Merger. In the event the Merger Agreement is terminated for any reason, this resignation will terminate and be of no effect.

        5.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

        6.     Individual Obligations. Obligations of each of the undersigned under this Agreement are intended to be several and not joint.

SIGNED EFFECTIVE as of October 22, 2003.

DIRECTORS
/s/ JOHN R. FERLIN John R. Ferlin	/s/ JOSEPH C. OREM Joseph C. Orem
/s/ G. DENNIS ARCHER G. Dennis Archer	/s/ STEWART L. THOMAS Stewart L. Thomas
/s/ ROBERT M. MOLES Robert M. Moles	/s/ BRENT L. WALKER Brent L. Walker
/s/ W. A. "BUTCH" EDISON W. A. "Butch" Edison	/s/ ANNA W. WILLIAMS Anna W. Williams
/s/ FRED M. HASKELL Fred M. Haskell	/s/ DONALD ZIMMERMAN Donald Zimmerman
BNW Bancorp, Inc.	Pacific Financial Corporation
By:	/s/ DONALD ZIMMERMAN Donald Zimmerman President and Chief Executive Officer	By:	/s/ DENNIS A. LONG Dennis A. Long President and Chief Executive Officer